380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE

For Release: Contact:	Immediate William Hitselberger (610) 397-5298

PMA Capital Announces Fourth Quarter 2006 Results

Blue Bell, PA, February 22, 2007 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the fourth quarter of 2006. PMA Capital reported net income of $831,000, or three cents per diluted share, for the fourth quarter of 2006, compared to a net loss of $1.2 million, or four cents per share, for the same period in 2005. Operating income, which the Company defines as net income excluding realized gains (losses), for the quarter increased to $848,000, compared to an operating loss of $521,000 in the fourth quarter of 2005.

For the year ended December 31, 2006, the Company reported net income of $4.1 million, or 12 cents per diluted share, compared to a net loss of $21.0 million, or 66 cents per share, for 2005. Operating income for the year ended December 31, 2006 improved to $4.7 million, compared to an operating loss of $22.4 million for the same period in 2005. The net loss and operating loss for full year 2005 included an after-tax charge of $23 million, or 73 cents per share, for prior year loss development at the Company’s Run-off Operations.

“We finished the year with positive momentum and are pleased with the improvements in our operating metrics in 2006,” said Vincent T. Donnelly, President and Chief Executive Officer. “The PMA Insurance Group’s pre-tax operating income increased to $5.7 million for the fourth quarter of 2006, compared to $3.9 million in the fourth quarter of 2005, and for the full year, pre-tax operating income increased $6.9 million to $28.9 million. Our 2006 direct premiums written improved by 8%, compared to the prior year. For the full year 2006, our workers’ compensation renewal retention rate improved to 85%, compared to 76% for the full year 2005.”

Mr. Donnelly added, “We are encouraged that our 2006 momentum continued to carry forward in our January 2007 business production. Our January 2007 direct premiums, excluding production from our agreement with Midwest Insurance Companies, were $89 million, up 16% from January 2006.

“Service revenues for PMA Management Corp., our Third Party Administrators (TPA) business, grew to $27.8 million in 2006, up 17% compared to the prior year. We expect PMA Management Corp.’s business to continue to grow and we will continue to look for ways to enhance the growth of this service business in 2007.”

Mr. Donnelly concluded, “At our Run-off Operations, we continued to make progress and are pleased to note that the insurance liabilities related to this business are down 25%, or $169 million, since the prior year end. We believe that this reduction in liabilities has left this business with excess capital and we intend to seek to reduce the capital committed to this operation in 2007.”

Net income (loss) for the quarter and full year periods included after-tax net realized gains (losses) of:

	Three months ended		Year ended
	December 31,		December 31,
(in thousands)	2006	2005	2006	2005
Net realized gains (losses) after tax:
Sales of investments	$(269)	$728	$(876)	$3,220
Change in fair value of debt derivative	254	(1,975)	303	(2,400)
Other	(2)	542	(67)	556
Net realized gains (losses) after tax	$(17)	$(705)	$(640)	$1,376

Consolidated revenues for the fourth quarter and full year 2006 were $105.7 million and $440.9 million, compared to $117.0 million and $443.1 million for the same periods in 2005. Direct premiums written for the fourth quarter of 2006 improved 10% to $83.9 million from the same period of 2005, and direct premiums written in 2006 increased 8% to $430.9 million, compared to full year 2005. Net premiums earned for the fourth quarter and full year 2006 were $88.3 million and $370.2 million, compared to $99.4 million and $368.0 million in the same periods last year.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our segment operating results and operating income (loss) to GAAP net income (loss).

	Three months ended		Year ended
	December 31,		December 31,
(in thousands)	2006	2005	2006	2005
Pre-tax operating income (loss):
The PMA Insurance Group	$5,721	$3,867	$28,884	$22,020
Run-off Operations	485	1,838	1,248	(26,933)
Corporate & Other	(5,282)	(6,722)	(22,565)	(24,219)
Pre-tax operating income (loss)	924	(1,017)	7,567	(29,132)
Income tax expense (benefit) [1]	76	(496)	2,876	(6,736)
Operating income (loss)	848	(521)	4,691	(22,396)
Net realized gains (losses) after tax	(17)	(705)	(640)	1,376
Net income (loss)	$831	$(1,226)	$4,051	$(21,020)

(1)	The changes in our effective tax rates between periods related primarily to changes in items that are not deductible for income tax purposes. In 2005, our effective tax rate was also impacted by the $3.5 million increase in the valuation allowance on our deferred tax assets which reduced our income tax benefit.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $5.7 million and $28.9 million for the fourth quarter and full year 2006, compared to $3.9 million and $22.0 million for the same periods last year. The 2006 increases for both the fourth quarter and full year periods were due to improved underwriting results and increased investment income.

Direct premiums written for the three months and year ended December 31, 2006 increased to $84.1 million and $431.6 million, compared to $76.3 million and $397.9 million for same periods a year ago. Our renewal retention rate on existing workers’ compensation accounts improved to 85% for the fourth quarter of 2006, compared to 83% for the same period in 2005, while our renewal retention rate for the full year 2006 improved to 85%, up from 76% for full year 2005. We wrote $31.7 million and $105.2 million of new business in the fourth quarter and full year 2006, compared to $18.5 million and $108.5 million for the same periods in 2005. Included in new business for the quarter and year ended December 31, 2006 was $12.7 million and $14.8 million of California workers’ compensation business written under our agreement with Midwest Insurance Companies (“Midwest”).

Net premiums written were $66.9 million and $373.7 million in the fourth quarter and full year 2006, compared to $71.3 million and $375.8 million during the same periods a year ago. Net premiums in the fourth quarter and full year 2006 trailed the increase in direct premiums, due primarily to our cession of the California workers’ compensation premiums written under our agreement with Midwest. Our full year 2006 net premiums also trailed the increase in direct premiums due to an increase in the amount of workers’ compensation business sold to captive accounts, where a substantial portion of the direct premiums are ceded.

The combined ratios on a GAAP basis were 102.1% for both the fourth quarter and full year 2006, compared to 106.2% and 104.3% for the same periods last year. The improvement in the combined ratio for the fourth quarter of 2006, compared to prior year, was primarily the result of improved operating expense and policyholders’ dividend ratios, and to a lesser extent, a lower loss and LAE ratio. The full year improvement in the combined ratio from 2005 primarily reflected an improved loss and LAE ratio.

The improved loss and LAE ratios were primarily due to a lower current accident year loss and LAE ratio in 2006, compared to 2005. Price changes and payroll inflation for workers’ compensation have kept pace with overall loss trends. Our loss and LAE ratio benefited from changes in workers’ compensation products selected by our insureds, modest changes in our geographic mix and a reduction in our estimate of medical cost inflation. We estimated our medical cost inflation to be 8.5% during 2006, compared to our estimate of 9% in 2005. We expect that medical cost inflation will remain a significant component of our overall loss experience.

The improved operating expense ratio in the fourth quarter of 2006, compared to the prior year quarter, was the result of lower loss based assessments in the fourth quarter of 2006. The policyholders’ dividend ratio was lower in the fourth quarter of 2006 due to slightly lower than expected losses in the prior year quarter which resulted in higher dividends on participating products in the fourth quarter of 2005.

Our TPA service revenues, which are included in other revenues, were $7.0 million for the fourth quarter of 2006, up from $6.8 million in the fourth quarter of 2005. For full year 2006, our service revenues increased to $27.8 million, up 17% from $23.8 million for the same period last year.

Net investment income increased to $9.2 million in the fourth quarter of 2006, compared to $8.3 million in the prior year quarter. For the full year 2006, net investment income increased by $3.8 million to $35.5 million, compared to the same period in 2005. The improvements in both periods were due primarily to higher yields of approximately 40 basis points on our investment portfolio, which had a book yield of 5.0% at December 31, 2006.

Run-off Operations

Our Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses. The Run-off Operations had pre-tax operating income of $485,000 and $1.2 million for the three months and year ended December 31, 2006, compared to pre-tax operating income of $1.8 million and a pre-tax operating loss of $26.9 million for the same periods last year. The pre-tax operating loss for full year 2005 included the first quarter charge of $30 million for prior year loss development. During 2006, we recorded $1.3 million in favorable development, net of discount accretion, including approximately $700,000 in the fourth quarter, largely due to commutations of reinsurance treaties with some of our ceding companies.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $5.3 million during the fourth quarter of 2006 and $22.6 million for the full year 2006, compared to $6.7 million and $24.2 million for the same periods last year. The improvements for both the fourth quarter and full year periods were primarily due to lower interest expense, which was partially offset by higher stock-based compensation expense. The lower interest expense resulted from reduced principal balances on outstanding debt in 2006, compared to 2005. Although the Corporate and Other segment does not benefit from the reduced level of consolidated interest expense on the $19.4 million principal amount of the Company’s 6.50% Convertible Debt held by its operating segments, it does benefit from the reduced level of the Company’s outstanding 6.50% Convertible Debt due to the $35.0 million mandatory redemption which occurred in June 2006, as well as the $25.4 million of open market purchases made by PMA Capital Corporation in 2006.

Financial Condition

Total assets were $2.7 billion as of December 31, 2006, compared to $2.9 billion as of December 31, 2005. Shareholders’ equity was $419.1 million as of December 31, 2006, compared with $406.2 million as of December 31, 2005. Book value per share was $12.83 as of December 31, 2006, compared to $12.70 at year end 2005. Shareholders’ equity increased largely due to net income, a $5.2 million after-tax decrease to our pension liabilities, and the impact of the shares issued in lieu of cash for the mandatory debt redemption. These increases were partially offset by an increase in unrealized losses on our invested asset portfolio. Net unrealized holding losses on our invested asset portfolio increased to $6.0 million, or 19 cents per share, as of December 31, 2006, compared to $2.8 million, or nine cents per share, at year end 2005, mainly due to higher market interest rates. The increase in book value per share was due primarily to the increase in shareholders’ equity which was partially offset by the increase in shares outstanding, largely resulting from the shares issued during the mandatory debt redemption. As of December 31, 2006, we had $18.2 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

The components of our debt were as follows:

(dollar amounts in thousands)	As of December 31, 2006	As of December 31, 2005	Maturity
6.50% Convertible Debt [1]	$19,326	$73,435	2022
Derivative component of 6.50% Convertible Debt	3,115	12,881
4.25% Convertible Debt [2]	455	655	2022
8.50% Senior Notes	54,900	57,500	2018
Junior subordinated debt	43,816	43,816	2033
Surplus Notes	10,000	10,000	2035
Unamortized debt discount	(401)	(2,106)
Total long-term debt	$131,211	$196,181

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $18.4 million principal amount and $15.891 per share for $941,000 principal amount.

(2)	Holders required us to repurchase $200,000 of this debt in 2006. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

As of December 31, 2006, our total outstanding debt was $131.2 million, compared to $196.2 million at December 31, 2005. In June 2006, the Company completed the redemption of $35 million principal amount of its 6.50% Convertible Debt, including $9.6 million held by its consolidated operating companies. This redemption reduced the par value of our consolidated convertible debt by $25.4 million. The mandatory redemption was triggered by the extraordinary dividend the Company received from PMA Capital Insurance Company (“PMACIC”). In conjunction with the redemption, PMA Capital Corporation paid $36.0 million, including $10.6 million to its consolidated operating companies, and issued 307,990 shares of its Class A Common stock from its treasury. As a result of the redemption, the Company recognized a loss of $231,000, which is included in net realized investment losses for the year ended December 31, 2006.

During 2006, we repurchased $28.7 million principal amount of our 6.50% Convertible Debt and $2.6 million principal amount of our 8.50% Senior Notes through open market purchases. All of the open market purchases were made by PMA Capital Corporation, except for $3.3 million which were made by one of the consolidated operating companies. We paid $32.3 million and $2.6 million, respectively, for these purchases, exclusive of accrued interest. As the derivative component of convertible debt was already reflected in our debt balance, the repurchase activity did not result in any significant realized gain or loss. As a result of this activity, our debt-to-capital ratio decreased to 24% as of current year end, compared to 33% as of prior year end.

The PMA Insurance Group had statutory capital and surplus of $321.2 million as of December 31, 2006, compared to $315.1 million as of December 31, 2005. The PMA Insurance Group has the ability to pay $26.5 million in dividends during 2007 without the prior approval of the Pennsylvania Insurance Department. The statutory capital and surplus of PMACIC, PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary, was $121.6 million as of December 31, 2006, compared to $204.9 million as of December 31, 2005. The reduction in PMACIC’s statutory capital and surplus was largely due to its extraordinary dividend payment of $73.5 million to PMA Capital in May 2006. PMACIC’s risk-based capital was 506% of Authorized Control Level Capital at December 31, 2006, compared to 547% at the end of 2005.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, February 23rd to review our fourth quarter 2006 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
866-271-0675 (Domestic)	888-286-8010 (Domestic)
617-213-8892 (International)	617-801-6888 (International)
Passcode 73710489	Passcode 29187857

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, February 23rd until 11:59 p.m. Eastern Time on Friday, March 23rd.

Quarterly Statistical Supplement

Our Fourth Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may submit your request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K dated Thursday, February 22, 2007. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or service revenues of our TPA operations;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended December 31,
(dollars in thousands)	2006	2005
Direct premiums written:
The PMA Insurance Group	$84,128	$76,336
Run-off Operations	(95)	(16)
Corporate and Other	(157)	(209)
Consolidated direct premiums written	$83,876	$76,111

Net premiums written:
The PMA Insurance Group	$66,873	$71,339
Run-off Operations	309	3,028
Corporate and Other	(157)	(209)
Consolidated net premiums written	$67,025	$74,158

Revenues:
Net premiums earned:
The PMA Insurance Group	$87,379	$96,187
Run-off Operations	1,094	3,386
Corporate and Other	(157)	(209)
Consolidated net premiums earned	88,316	99,364
Net investment income	10,333	11,761
Realized losses	(26)	(1,084)
Other revenues	7,107	6,946
Consolidated revenues	$105,730	$116,987

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$5,721	$3,867
Run-off Operations	485	1,838
Corporate and Other	(5,282)	(6,722)
Pre-tax operating income (loss)	924	(1,017)
Income tax expense (benefit)	76	(496)
Operating income (loss)	848	(521)
Realized losses after tax	(17)	(705)
Net income (loss)	$831	$(1,226)

Weighted average common shares outstanding:
Basic	32,472,587	31,833,384
Diluted	32,916,423	31,833,384
(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Year ended December 31,
(dollars in thousands)	2006	2005
Direct premiums written:
The PMA Insurance Group	$431,627	$397,876
Run-off Operations	(48)	197
Corporate and Other	(696)	(818)
Consolidated direct premiums written	$430,883	$397,255

Net premiums written:
The PMA Insurance Group	$373,697	$375,793
Run-off Operations	2,143	10,250
Corporate and Other	(696)	(818)
Consolidated net premiums written	$375,144	$385,225

Revenues:
Net premiums earned:
The PMA Insurance Group	$368,099	$358,642
Run-off Operations	2,778	10,206
Corporate and Other	(696)	(818)
Consolidated net premiums earned	370,181	368,030
Net investment income	43,538	48,663
Realized gains (losses)	(985)	2,117
Other revenues	28,121	24,286
Consolidated revenues	$440,855	$443,096

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$28,884	$22,020
Run-off Operations	1,248	(26,933)
Corporate and Other	(22,565)	(24,219)
Pre-tax operating income (loss)	7,567	(29,132)
Income tax expense (benefit)	2,876	(6,736)
Operating income (loss)	4,691	(22,396)
Realized gains (losses) after tax	(640)	1,376
Net income (loss)	$4,051	$(21,020)

Weighted average common shares outstanding:
Basic	32,238,278	31,682,648
Diluted	32,731,360	31,682,648
(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(in thousands, except per share data)	2006	2005
Assets:
Investments:
Fixed maturities available for sale	$871,951	$1,049,254
Short-term investments	86,448	57,997
Total investments	958,399	1,107,251

Cash	14,105	30,239
Accrued investment income	9,351	11,528
Premiums receivable	207,771	197,582
Reinsurance receivables	1,039,979	1,094,674
Deferred income taxes	100,019	103,656
Deferred acquisition costs	36,239	34,236
Funds held by reinsureds	130,214	146,374
Other assets	170,330	162,505
Total assets	$2,666,407	$2,888,045

Liabilities:
Unpaid losses and loss adjustment expenses	$1,634,865	$1,820,043
Unearned premiums	202,973	173,432
Debt	131,211	196,181
Accounts payable, accrued expenses
and other liabilities	210,740	209,656
Funds held under reinsurance treaties	63,075	78,058
Dividends to policyholders	4,450	4,452
Total liabilities	2,247,314	2,481,822

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	109,922	109,331
Retained earnings	184,216	187,538
Accumulated other comprehensive loss	(20,624)	(22,684)
Treasury stock, at cost	(25,511)	(38,779)
Unearned restricted stock compensation	-	(273)
Total shareholders' equity	419,093	406,223
Total liabilities and shareholders' equity	$2,666,407	$2,888,045

Shareholders' equity per share	$12.83	$12.70

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,
(in thousands, except per share data)	2006	2005

Gross premiums written	$89,429	$87,240

Net premiums written	$67,025	$74,158

Revenues:
Net premiums earned	$88,316	$99,364
Net investment income	10,333	11,761
Net realized investment losses	(26)	(1,084)
Other revenues	7,107	6,946
Total revenues	105,730	116,987

Expenses:
Losses and loss adjustment expenses	60,695	69,713
Acquisition expenses	17,825	19,536
Operating expenses	22,966	23,499
Dividends to policyholders	510	2,343
Interest expense	2,836	3,997
Total losses and expenses	104,832	119,088

Pre-tax income (loss)	898	(2,101)

Income tax expense (benefit):
Current	-	-
Deferred	67	(875)
Total income tax expense (benefit)	67	(875)

Net income (loss)	$831	$(1,226)

Net income (loss) per share:

Basic	$0.03	$(0.04)
Diluted	$0.03	$(0.04)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Year ended December 31,
(in thousands, except per share data)	2006	2005

Gross premiums written	$457,742	$433,728

Net premiums written	$375,144	$385,225

Revenues:
Net premiums earned	$370,181	$368,030
Net investment income	43,538	48,663
Net realized investment gains (losses)	(985)	2,117
Other revenues	28,121	24,286
Total revenues	440,855	443,096

Expenses:
Losses and loss adjustment expenses	259,221	295,074
Acquisition expenses	74,513	75,881
Operating expenses	83,486	77,871
Dividends to policyholders	3,532	5,174
Interest expense	13,521	16,111
Total losses and expenses	434,273	470,111

Pre-tax income (loss)	6,582	(27,015)

Income tax expense (benefit):
Current	-	-
Deferred	2,531	(5,995)
Total income tax expense (benefit)	2,531	(5,995)

Net income (loss)	$4,051	$(21,020)

Net income (loss) per share:

Basic	$0.13	$(0.66)
Diluted	$0.12	$(0.66)